Exhibit 99.1
Item 8: Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
American Pacific Corporation:
We have audited the accompanying consolidated balance sheets of American Pacific Corporation and subsidiaries (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Pacific Corporation and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 1 and 3 to the consolidated financial statements, on October 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, which changed its method of accounting for share-based compensation.
As discussed in Note 1 to the consolidated financial statements, on March 31, 2004, the Company adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, which changed its method of accounting for its 50% equity interest in Energetic Systems, Inc.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
January 6, 2007, except for Note 15, as to which the date is June 29, 2007

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
September 30, 2006 and 2005
(Dollars in Thousands)

	2006	2005

ASSETS
Current Assets:
Cash and Cash Equivalents	$6,872	$37,213
Accounts Receivable	19,474	12,572
Notes Receivable	7,510	—
Inventories	39,755	13,818
Prepaid Expenses and Other Assets	1,845	1,365
Deferred Income Taxes	1,887	834

Total Current Assets	77,343	65,802
Property, Plant and Equipment, Net	119,746	15,646
Intangible Assets, Net	14,237	9,763
Deferred Income Taxes	21,701	19,312
Other Assets	6,428	4,477

TOTAL ASSETS	$239,455	$115,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$11,158	$5,231
Accrued Liabilities	11,257	2,786
Employee Related Liabilities	4,600	2,023
Environmental Remediation Reserves	1,631	4,967
Deferred Revenues	5,683	792
Current Portion of Debt	9,593	768

Total Current Liabilities	43,922	16,567
Long-Term Debt	97,771	—
Environmental Remediation Reserves	15,880	15,620
Pension Obligations and Other Long-Term Liabilities	9,998	8,144

Total Liabilities	167,571	40,331

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $.10 par value; 20,000,000 shares authorized, 9,359,041 and 9,331,787 issued	933	932
Capital in Excess of Par Value	86,724	86,187
Retained Earnings	2,312	6,206
Treasury Stock - 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,103)	(1,674)

Total Shareholders’ Equity	71,884	74,669

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$239,455	$115,000

See Notes to Consolidated Financial Statements

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
For the Years Ended September 30, 2006, 2005, and 2004
(Dollars in Thousands, Except per Share Amounts)

	2006	2005	2004

Revenues	$141,904	$67,813	$51,458
Cost of Revenues	97,043	43,916	34,402

Gross Profit	44,861	23,897	17,056
Operating Expenses	38,202	21,805	18,980
Environmental Remediation Charges	3,600	22,400	—

Operating Income (Loss)	3,059	(20,308)	(1,924)
Interest and Other Income	1,069	1,398	693
Interest Expense	11,431	—	—

Loss from Continuing Operations before Income Tax	(7,303)	(18,910)	(1,231)
Income Tax Benefit	(4,300)	(8,367)	(2,160)

Income (Loss) from Continuing Operations	(3,003)	(10,543)	929
Loss from Discontinued Operations, Net of Tax	(891)	(702)	(557)
Extraordinary Gain, Net of Tax	—	1,554	—
Cumulative Effect of Accounting Change, Net of Tax	—	—	(769)

Net Loss	$(3,894)	$(9,691)	$(397)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.41)	$(1.45)	$0.13
Loss from Discontinued Operations, Net of Tax	(0.12)	(0.09)	(0.08)
Extraordinary Gain, Net of Tax	—	0.21	—
Cumulative Effect of Accounting Change, Net of Tax	—	—	(0.10)

Net Loss	$(0.53)	$(1.33)	$(0.05)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.41)	$(1.45)	$0.13
Loss from Discontinued Operations, Net of Tax	(0.12)	(0.09)	(0.08)
Extraordinary Gain, Net of Tax	—	0.21	—
Cumulative Effect of Accounting Change, Net of Tax	—	—	(0.10)

Net Loss	$(0.53)	$(1.33)	$(0.05)

Weighted Average Shares Outstanding:
Basic	7,305,000	7,294,000	7,281,000
Diluted	7,305,000	7,294,000	7,328,000
See Notes to Consolidated Financial Statements

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended September 30, 2006, 2005 and 2004
(Dollars in Thousands)

	Common
	Shares					Accumulated
	Outstanding,	Par				Other	Total
	Net of	Value of	Capital in			Compre-	Stock-
	Treasury	Common	Excess of	Retained	Treasury	hensive	holders’
	Shares	Stock	Par Value	Earnings	Stock	Loss	Equity

BALANCES, October 1, 2003	7,242,829	$898	$83,554	$16,180	$(14,230)	$(1,568)	$84,834

Comprehensive Income (Loss):
Net Loss				(397)			(397)
Additional Minimum Pension Liability, Net of Tax						373	373

Total Comprehensive Loss							(24)

Issuance of Common Stock	49,088	34	2,257				2,291
Reclassification of Warrants				3,569			3,569
Dividends				(3,080)			(3,080)
Equity Investment Consolidation				(375)			(375)
Tax Benefit From Stock Options			337				337
Treasury Stock Acquired					(2,752)		(2,752)

BALANCES, September 30, 2004	7,291,917	932	86,148	15,897	(16,982)	(1,195)	84,800

Comprehensive Income (Loss):
Net Loss				(9,691)			(9,691)
Currency Translation						7	7
Additional Minimum Pension Liability, Net of Tax						(486)	(486)

Total Comprehensive Loss							(10,177)

Issuance of Common Stock	5,000		24				24
Tax Benefit From Stock Options			15				15

BALANCES, September 30, 2005	7,296,917	932	86,187	6,206	(16,982)	(1,674)	74,669

Comprehensive Income (Loss):
Net Loss				(3,894)			(3,894)
Currency Translation						15	15
Additional Minimum Pension Liability, Net of Tax						556	556

Total Comprehensive Loss							(3,338)

Issuance of Common Stock	27,254	1	157				158
Tax Benefit From Stock Options			21				21
Share-based Compensation			359				359

BALANCES, September 30, 2006	7,324,171	$933	$86,724	$2,312	$(16,982)	$(1,103)	$71,884

See Notes to Consolidated Financial Statements

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2006, 2005 and 2004
(Dollars in Thousands)

	2006	2005	2004

Cash Flows from Operating Activities:
Net Loss	$(3,894)	$(9,691)	$(397)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and amortization	20,181	5,639	5,424
Non-cash interest expense	3,967	—	—
Share-based compensation	359	—	—
Deferred income taxes	(3,442)	(8,241)	(1,598)
Tax benefit from stock option exercises	21	15	337
Gain on sale of assets	(610)	—	—
Extraordinary gain, net	—	(1,554)	—
Cumulative effect of accounting change, net	—	—	769
Changes in operating assets and liabilities:
Accounts receivable	(1,135)	9,437	(4,070)
Inventories	(11,821)	2,156	1,331
Prepaid expenses	(1,131)	—	—
Accounts payable and accrued liabilities	6,860	41	(1,025)
Deferred revenues	975	—	—
Environmental remediation reserves	(3,076)	20,587	—
Pension obligations, net	650	926	(384)
Discontinued operations, net	1,287	(31)	1,037
Other	299	(131)	(24)

Net Cash Provided by Operating Activities	9,490	19,153	1,400

Cash Flows from Investing Activities:
Acquisition of businesses	(108,011)	(4,505)	—
Capital expenditures	(15,018)	(1,686)	(470)
Proceeds from sale of assets	2,395	—	—
Discontinued operations, net	(411)	212	(998)

Net Cash Used in Investing Activities	(121,045)	(5,979)	(1,468)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	85,000	—	—
Payments of long-term debt	(678)	—	—
Debt issuance costs	(3,119)	—	—
Issuance of common stock	158	24	2,291
Treasury stock acquired	—	—	(2,752)
Dividends	—	—	(3,080)
Discontinued operations, net	(147)	238	246

Net Cash Provided (Used) by Financing Activities	81,214	262	(3,295)

Net Change in Cash and Cash Equivalents	(30,341)	13,436	(3,363)
Cash and Cash Equivalents, Beginning of Year	37,213	23,777	27,140

Cash and Cash Equivalents, End of Year	$6,872	$37,213	$23,777

See Notes to Consolidated Financial Statements

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flows (Continued)
For the Years Ended September 30, 2006, 2005 and 2004
(Dollars in Thousands)

	2006	2005	2004

Cash Paid (Refunded) For:
Interest	$7,376	$—	$—
Income taxes	407	—	551

Non-Cash Transactions:
Issuance of Seller Subordinated Note, net of discount	$19,400	$—	$—
AFC Earnout Payment due seller (included in accrued liabilities)	6,000	—	—
Capital leases originated	527	—	—
Initial consolidation of ESI under FIN 46(R) —
Fair value of assets	—	—	11,958
Fair value of liabilities	—	—	3,231
Reclassification of warrants	—	—	3,569
See Notes to Consolidated Financial Statements

AMERICAN PACIFIC CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004
(Dollars in Thousands, Except Per Share Amounts)
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: Our consolidated financial statements include the accounts of American Pacific Corporation, our wholly-owned subsidiaries, and variable interest entities. In connection with our acquisition of the fine chemicals business (the “AFC Business”) of GenCorp, Inc. (“GenCorp”), through the purchase of substantially all the assets of Aerojet Fine Chemicals LLC and the assumption of certain of its liabilities, we began consolidating our newly-formed, wholly-owned subsidiary, Ampac Fine Chemicals (“AFC”) on November 30, 2005 (see Note 2). All significant intercompany accounts have been eliminated.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” which addresses consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) hold a significant variable interest in, or have significant involvement with, an existing variable interest entity. In December 2003, FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), was issued to clarify the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, as amended by FASB Statement No. 94, “Consolidation of All Majority-Owned Subsidiaries.”

Prior to March 31, 2004, we treated our 50% equity interest in the Energetic System (“ESI”) joint venture as an unconsolidated operation whose financial performance was accounted for using the equity method and disclosed, but not consolidated in our financial results. However under FIN 46(R), we are required to consolidate the ESI joint venture due to a number of factors including our majority ownership of the joint venture’s debt securities.

We consolidated the ESI joint venture as of March 31, 2004. We reported a cumulative effect of an accounting change of $769 (net of tax benefit of $414) on our 2004 second quarter statement of operations to reflect the loss that we would have incurred had the ESI joint venture been consolidated since its inception. The consolidation of the ESI joint venture significantly changed various line items of our balance sheet, statement of operations and cash flow presentations as compared to financial presentations in earlier reports.

In June 2006, our board of directors approved and we committed to a plan to sell ESI, based on our determination that ESI’s product lines were no longer a strategic fit with our business strategies. Revenues and expenses associated with ESI’s operations are presented as discontinued operations for all periods presented. ESI was formerly reported within our Specialty Chemicals operating segment. Effective September 30, 2006, we completed the sale of our interest in ESI. (See Note 14).

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Judgments and assessments of uncertainties are required in applying our accounting policies in many areas. For example, key assumptions and estimates are particularly important when determining our projected liabilities for pension benefits, useful lives for depreciable and amortizable assets, deferred tax assets and long-lived assets, including intangible assets. Other areas in which significant uncertainties exist include, but are not limited to, costs that may be incurred in connection with environmental matters and the resolution of litigation and other contingencies. Actual results may differ from estimates on which our consolidated financial statements were prepared.

Revenue Recognition: Revenues for Specialty Chemicals, Fine Chemicals, and water treatment equipment are recognized when persuasive evidence of an arrangement exists, shipment has been made, title passes, the price is fixed or determinable and collectibility is reasonably assured. Certain products shipped by our Fine Chemicals segment are subject to customer acceptance periods. We record deferred revenues upon shipment of the product and recognize these revenues in the period when the acceptance period lapses or acceptance has occurred. Some of our perchlorate and fine chemical products customers have requested that we store materials purchased from us in our facilities (“Bill and Hold” transactions). We recognize the revenue from these Bill and Hold transactions at the point at which title and risk of ownership transfer to our customers. These customers have specifically requested in writing, pursuant to a contract, that we invoice for the finished product and hold the finished product until a later date.

Revenues from our Aerospace Equipment segment are derived from contracts that are accounted for in conformity with the American Institute of Certified Public Accountants (“AICPA”) audit and accounting guide, “Audits of Federal Government Contracts” and the AICPA’s Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production Type Contracts.” We account for these contracts using the percentage-of-completion method and measure progress on a cost-to-cost basis. The percentage-of-completion method recognizes revenue as work on a contract progresses. Revenues are calculated based on the percentage of total costs incurred in relation to total estimated costs at completion of the contract. For fixed-price and fixed-price-incentive contracts, if at any time expected costs exceed the value of the contract, the loss is recognized immediately.

Environmental Remediation: We are subject to environmental regulations that relate to our past and current operations. We record liabilities for environmental remediation costs when our assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. When the available information is sufficient to estimate the amount of the liability, that estimate is used. When the information is only sufficient to estimate a range of probable liability, and no amount within the range is more likely than the other, the low end of the range is used. Estimates of liabilities are based on currently available facts, existing technologies and presently enacted laws and regulations. These estimates are subject to revision in future periods based on actual costs or new circumstances. Accrued environmental remediation costs include the undiscounted cost of equipment, operating and maintenance costs, and fees to outside law firms or consultants, for the estimated duration of the remediation activity. Estimating environmental cost requires us to exercise substantial judgment regarding the cost, effectiveness and duration of our remediation activities. Actual future expenditures could differ materially from our current estimates.

We evaluate potential claims for recoveries from other parties separately from our estimated liabilities. We record an asset for expected recoveries when recovery of the amounts are probable.

Related Party Transactions: Accounts Receivable at September 30, 2004, includes $45 related to an interest bearing demand note from our former Chairman (see Note 4). Our other related party transactions generally fall into the following categories; payments of professional fees to firms affiliated with certain members of our Board, and payments to certain directors for consulting services outside of the scope of their duties as directors. For the years ended September 30, 2006, 2005 and 2004, such transactions totaled approximately $83, $97, and $200.

Cash and Cash Equivalents: All highly liquid investment securities with a maturity of three months or less when acquired are considered to be cash equivalents. We maintain cash balances that exceed federally insured limits; however, we have incurred no losses on such accounts.

Fair Value Disclosure of Financial Instruments: We estimate the fair value of cash and cash equivalents, accounts and notes receivable, accounts payable and accrued liabilities approximates their carrying value due to their short-term nature. We estimate that the fair value of our long-term debt approximates its carrying value because these debt instrument bear interest at a variable rate which resets quarterly based on the then market rate.

Concentration of Credit Risk: Financial instruments that have potential concentrations of credit risk include cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high quality credit institutions. Our accounts receivable have concentration risk because significant amounts relate to customers in the aerospace and defense or pharmaceutical industries. From time to time we make sales to a customer that exceeds 10% of our then outstanding accounts receivable balance. At September 30, 2006, one Aerospace Equipment customer accounted for 13% and three separate Fine Chemicals customers accounted for 23%, 13% and 12% of our consolidated trade accounts receivable. At September 30, 2005, no single customer exceeded 10% of our consolidated trade accounts receivable.

Inventories: Inventories are stated at the lower of cost or market. Inventoried costs include materials, labor and manufacturing overhead. General and administrative costs are expensed as incurred. Raw materials cost of the specialty chemicals segment inventories is determined on a moving average basis. We provide reserves for obsolete inventories if inventory quantities exceed our estimates of future demand. At September 30, 2006 and 2005, we had no reserve for obsolete inventories.

Property, Plant and Equipment: Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated productive lives of the assets of 3 to 10 years for machinery and equipment, 8 to 31 years for buildings and improvements, and 5 to 14 years for land improvements.

Intangible Assets: Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated period of benefit of 1 to 10 years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairments of intangible assets have been identified during any of the periods presented.

Impairment of Long-Lived Assets: We test our property, plant and equipment and amortizable intangible assets for recoverability when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Examples of such circumstances include, but are not limited to, operating or cash flow losses from the use of such assets or changes in our intended uses of such assets. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If we determine that an asset is not recoverable, then we would record an impairment charge if the carrying value of the assets exceeds its fair value.

Earnings (Loss) Per Share: Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding during the year. Diluted earnings (loss) per share is calculated by dividing net income by the weighted average shares outstanding plus the dilutive effect of common share equivalents, which is computed using the treasury stock method.

Foreign Currency: We acquired foreign operations in the United Kingdom (“U.K.”) with our ISP Acquisition in October 2004 (See Note 2). We translate our foreign subsidiary’s assets and liabilities into U.S. dollars using the year-end exchange rate. Revenue and expense amounts are translated at the average exchange rate for the year. Foreign currency translation gains or loss are reported as cumulative currency translation adjustments as a component of stockholders’ equity. Gains or losses resulting from transactions in foreign currencies are reported as other expenses and are not material for all years presented.

Recently Issued or Adopted Accounting Standards: In November 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4”. The statement clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The statement was effective for us on October 1, 2005 and had no material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment” which requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees and directors. This statement was effective for us on October 1, 2005; see Note 3 for additional information.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this standard on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), which documents the SEC staff’s views regarding the process of quantifying financial statement misstatements. Under SAB 108, we must evaluate the materiality of an identified unadjusted error by considering the impact of both the current year error and the cumulative error, if applicable. This also means that both the impact on the current period income statement and the period-end balance sheet must be considered. SAB 108 is effective for fiscal years ending after November 15, 2006. Any past adjustments required to be recorded as a result of adopting SAB 108 will be recorded as a cumulative effect adjustment to the opening balance of retained earnings. We do not believe the adoption of SAB 108 will have a material impact on our consolidated financial statements.

In September 2006, FASB issued Statement No. 158 (SFAS 158) “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, which requires companies to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, which is effective for the Company as of November 30, 2007. SFAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, with limited exceptions, which is effective at the end of fiscal years ending after December 15, 2006. We are currently evaluating the impact the adoption of SFAS 158 will have on our consolidated financial statements.

2.	ACQUISITIONS

AFC Business Acquisition: In July 2005, we entered into an agreement to acquire, and on November 30, 2005, we completed the acquisition of the AFC Business of GenCorp through the purchase of substantially all of the assets of Aerojet Fine Chemicals, LLC and the assumption of certain of its liabilities. The assets were acquired and liabilities assumed by our newly formed, wholly-owned subsidiary, Ampac Fine Chemicals or AFC. AFC is a manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for customers in the pharmaceutical industry. Its facilities in California offer specialized engineering capabilities including high containment for high potency compounds, energetic and nucleoside chemistries, and chiral separation using the first commercial-scale simulated moving bed in the United States.

The total consideration for the AFC Business acquisition is comprised of the following:

Cash	$88,500
Fair value of Seller Subordinated Note (Face value $25,500)	19,400
Capital expenditures adjustment	17,431
Working capital adjustment	(1,268)
Earnout Adjustment	5,000
Other direct acquisition costs	4,348

Total purchase price	$133,411

Subordinated Seller Note — The fair value of the Seller Subordinated Note was determined by discounting the required principal and interest payments at a rate of 15%, which the Company believes is appropriate for instruments with comparable terms.

Capital Expenditures Adjustment — The capital expenditures adjustment represents net reimbursements to GenCorp for their cash capital investments, as defined in the acquisition agreements, during the period July 2005 through the closing date on November 30, 2005.

Working Capital Adjustment — The working capital adjustment represents a net adjustment to the purchase price based on actual working capital as of the closing date compared to a target working capital amount specified in the acquisition agreements.

Earnout and EBITDAP Adjustments — The acquisition agreements include a reduction of the purchase price if AFC did not achieve a specified level of earnings before interest, taxes, depreciation, amortization, and pension expense (“EBITDAP”) for the three months ended December 31, 2005, equal to four times the difference between the targeted EBITDAP and the actual EBITDAP achieved, not to exceed $1,000. This target was not met, and accordingly, we received $1,000 from GenCorp. In addition to the amounts paid at closing, the purchase price was subject to an additional contingent cash payment of up to $5,000 based on targeted financial performance of AFC during the year ending September 30, 2006. If the full Earnout Adjustment became payable to GenCorp, the EBITDAP Adjustment also became refundable to GenCorp. During the year ended September 30, 2006, the AFC financial performance target was exceeded. Accordingly, we recorded a $6,000 payable to GenCorp as of September 30, 2006 (classified as accrued liabilities) comprised of the $5,000 Earnout Payment and the $1,000 refund of the EBITDAP Adjustment.

Direct Acquisition Costs — The Company estimates its total direct acquisition costs, consisting primarily of legal and due diligence fees, to be approximately $4,348.
In connection with the AFC Business acquisition, we entered into Credit Facilities and a Seller Subordinated Note, each discussed in Note 6. The total purchase price was funded with net proceeds from the Credit Facilities of $81,881, the Seller Subordinated Note of $25,500 and existing cash.

This acquisition is being accounted for using the purchase method of accounting, under which the total purchase price is allocated to the fair values of the assets acquired and liabilities assumed. The allocation of the purchase price and the related determination of the useful lives of acquired assets are preliminary and subject to change based on a final valuation of the assets acquired and liabilities assumed. The allocation is preliminary pending completion of fixed asset and intangible asset appraisals and the actuarial calculation of the defined benefit pension plan obligation. We have engaged outside consultants to assist in the allocation of the purchase price. We have received a draft of the valuation report from the consultants and are in the process of reviewing the report and the related assumptions. We expect that the purchase price allocations will be completed during our first quarter of fiscal 2007. Changes, if any, to our preliminary allocations would result in reclassifications between property, plant and equipment and intangibles or adjustments to the related expected remaining useful lives.

The preliminary allocation of the purchase price is comprised of the following:

Historical book value of Aerojet Fine Chemicals as of November 30, 2005	$93,181
Less liabilities not acquired
Payable to GenCorp	24,916
Cash overdraft	3,761

Adjusted historical book value of Aerojet Fine Chemicals as of November 30, 2005	121,858
Estimated fair value adjustments relating to:
Inventories	(84)
Prepaid expenses	(29)
Property, plant and equipment	(353)
Customer relationships, average life of 5.5 years	9,930
Backlog, average life of 1.5 years	3,300
Accrued liabilities	651
Pension assets / liabilities	(1,823)
Other	(39)

$133,411

Intangible assets, consisting of customer relationships and existing customer backlog, have definite lives and will be amortized over their estimated useful lives using the straight-line method.

The following pro forma information has been prepared from our historical financial statements and those of the AFC Business. The unaudited pro forma information gives effect to the combination as if it had occurred on October 1, 2004.

	2006	2005
Revenues	$160,146	$132,257
Loss from Continuing Operations	(4,814)	(20,283)
Net Loss	(5,705)	(19,431)

Basic and Diluted Loss per Share:
Loss from contunuing Operations	$(0.66)	$(2.78)
Net Loss	(0.78)	(2.66)
The pro forma financial information is not necessarily indicative of what the financial position or results of operations would have been if the combination had occurred on the above-mentioned dates. Additionally, it is not indicative of future results of operations and does not reflect any additional costs, synergies or other changes that may occur as a result of the acquisition.

ISP Acquisition: October 1, 2004, we acquired the former Atlantic Research Corporation’s in-space propulsion business (“ISP” or “ISP Acquisition”) from Aerojet-General Corporation for $4,505.

We accounted for this acquisition using the purchase method of accounting. The fair value of the current assets acquired and current liabilities assumed was approximately $6,972. Since the purchase price was less than the fair value of the net current assets acquired, non-current assets were recorded at zero and an after-tax extraordinary gain of $1,554 was recognized (net of approximately $913 of income tax expense).

3.	SHARE-BASED COMPENSATION

On October 1, 2005, we adopted SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”) which requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. We have elected to use the Modified Prospective Transition method such that SFAS No. 123R applies to the unvested portion of previously issued awards, new awards and to awards modified, repurchased or canceled after the effective date. Accordingly, commencing October 1, 2005, we recognized share-based compensation for all current award grants and for the unvested portion of previous award grants based on grant date fair values. Prior to fiscal 2006, we accounted for share-based awards under the Accounting

Principles Board Opinion No. 25 intrinsic value method, under which no compensation expense was recognized because all historical options granted were at an exercise price equal to the market value of our stock on the grant date. Prior period financial statements have not been adjusted to reflect fair value share-based compensation expense under SFAS No. 123R.

Our share-based payment arrangements are designed to attract and retain employees and directors. The amount, frequency, and terms of share-based awards may vary based on competitive practices, our operating results, and government regulations. New shares are issued upon option exercise or restricted share grants. We do not settle equity instruments in cash. We maintain two share based plans, each as discussed below.

The American Pacific Corporation 2001 Stock Option Plan, as amended (the “2001 Plan”), permits the granting of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code and nonqualified options that do not meet the requirements of Section 422 to employees, officers, directors and consultants. Options granted under the 2001 Plan generally vest 50% at the grant date and 50% on the one-year anniversary of the grant date, and expire in ten years. As of September 30, 2006, there were 39,000 shares available for grant under the 2001 Plan. This plan was approved by our stockholders.

The American Pacific Corporation 2002 Directors Stock Option Plan (the “2002 Directors Plan”) compensates outside Directors with annual grants of stock options or upon other discretionary events. Options are granted to each eligible director at a price equal to the fair market value of our common stock on the date of the grant. Options granted under the 2002 Directors Plan generally vest 50% at the grant date and 50% on the one-year anniversary of the grant date, and expire in ten years. As of September 30, 2006, there were 25,000 shares available for grant under the 2002 Directors Plan. This plan was approved by our stockholders.

A summary of our outstanding and vested stock option activity for the year ended September 30, 2006 is as follows:

	Total Outstanding		Non Vested
		Weighted		Weighted
		Average		Average
		Exercise		Fair
		Price		Value
	Shares	Per Share	Shares	Per Share
Balance, October 1, 2005	523,500	$7.08	143,750	$3.06
Granted	37,500	4.21	37,500	2.00
Vested	—	—	(142,500)	2.95
Exercised	(25,500)	6.17	—	—
Expired / Cancelled	(20,000)	6.34	(20,000)	2.90

Balance, September 30, 2006	515,500	6.95	18,750	1.95

A summary of our exercisable stock options as of September 30, 2006 is as follows:

Number of vested stock options	496,750
Weighted average exercise price per share	$7.47
Aggregate intrinsic value	$344
Weighted average remaining contractual term in years	7.34
We determine the fair value of share-based awards at their grant date, using a Black-Scholes option-pricing model applying the assumptions in the following table. Actual compensation, if any, ultimately realized by optionees may differ significantly from the amount estimated using an option valuation model.

The following stock option information is as of September 30:

	2006	2005	2004

Weighted average grant date fair value per share of options granted	$2.00	$3.00	$4.18
Significant fair value assumptions:
Expected term in years	5.25	4.50	4.50
Expected volatility	47.0%	50.0%	50.0%
Expected dividends	0.0%	0.0%	0.0%
Risk-free interest rates	4.4%	3.9%	3.0%
Total intrinsic value of options exercised	$54	$12	$908
Aggregate cash received for option exercises	$158	$24	$2,291

Total compensation cost (included in operating expenses)	$359	$—	$—
Tax benefit recognized	141	—	—

Net compensation cost	$218	$—	$—

As of period end date:
Total compensation cost for non-vested awards not yet recognized	$6
Weighted-average years to be recognized	0.2
SFAS No. 123R requires us to present pro forma information for periods prior to the adoption as if we had accounted for all stock-based compensation under the fair value method. Had share-based compensation costs been recorded prior to the year ended September 30, 2006, the effect on our net income and earnings per share would have been as follows for the years ended September 30:

	2005	2004

Net loss, as reported	$(9,691)	$(397)
Pro forma compensation, net of tax	(324)	(167)

Pro forma net loss	$(10,015)	$(564)

Basic loss per share:
As reported	$(1.33)	$(0.05)
Pro Forma	$(1.37)	$(0.08)

Diluted loss per share
As reported	$(1.33)	$(0.05)
Pro forma	$(1.37)	$(0.08)
4.	BALANCE SHEET DATA

The following tables provide additional disclosure for accounts receivable, inventories and property, plant and equipment at September 30:

	2006	2005

Accounts Receivable:
Trade Receivables	$17,438	$8,001
Unbilled Receivables	1,985	4,300
Employee and Other Receivables	51	271

Total	$19,474	$12,572

Unbilled receivables represent unbilled costs and accrued profits related to revenues recognized on contracts that we account for using the percentage-of-completion method. Substantially all of these amounts are expected to be billed or invoiced within the next 12 months. We assess the collectibility of our accounts receivable based on historical collection experience and provide allowances for estimated credit losses. Typically, our customers consist of large corporations, many of which are government contractors procuring products from us on behalf of or for the benefit of government agencies. At September 30, 2006, and 2005, we recorded no bad debt allowance.

	2006	2005

Inventories:
Finished goods	$7,170	$2,475
Work-in-progress	20,196	2,940
Raw materials and supplies	12,664	8,403
Allowance for obsolete inventory	(275)	—

Total	$39,755	$13,818

Property, Plant and Equipment:
Land	$3,116	$391
Buildings and improvements	39,566	4,803
Machinery and equipment	99,097	25,317
Construction in progress	3,517	1,152

Total Cost	145,296	31,663
Less: accumulated depreciation	(25,550)	(16,017)

Total	$119,746	$15,646

Depreciation expense for continuing operations was approximately $11,525, $1,739, and $1,524 for the years ended September 30, 2006, 2005 and 2004, respectively.

5.	INTANGIBLE ASSETS

We account for our intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Intangible assets consist of the following as of September 30:

	2006	2005

Perchlorate customer list	$38,697	$38,697
Less accumulated amortization	(33,280)	(29,380)

	5,417	9,317

Customer relationships and backlog	13,230	—
Less accumulated amortization	(4,756)	—

	8,474	—

Pension-related intangible	346	446

Total	$14,237	$9,763

The perchlorate customer list is an asset of our Specialty Chemicals segment and is subject to amortization. Amortization expense was $3,900 for each of the three years ended September 30, 2006, 2005 and 2004.

The pension-related intangible is an actuarially calculated amount related to unrecognized prior service cost for our defined benefit pension plan and supplemental executive retirement plan.

In connection with our acquisition of the AFC Business, we acquired intangible assets with preliminary estimated fair values of $9,930 for customer relationships and $3,300 for existing customer backlog. These assets have definite lives and are assigned to our Fine Chemicals segment. Amortization expense for the year ended September 30, 2006 was $4,756.

Estimated future amortization expense for our intangible assets, excluding the pension-related intangible is as follows:

Years ending September 30:
2007	$8,541
2008	4,024
2009	2,507
2010	2,507
2011	1,182

Total	$18,761

6.	DEBT

Our outstanding debt balances consist of the following as of September 30:

	2006	2005

Credit Facilities:
First Lien Term Loan, 9.37%	$64,350	$—
First Lien Revolving Credit, 9.37%	—	—
Second Lien Term Loan plus accrued PIK Interest of $170, 14.37%	20,170	—
Subordinated Seller Note plus accrued PIK Interest of $2,226, 10.42%, Net of Discount of $5,424	22,304	—
Capital Leases	540	—
ESI Debt — Discontinued Operations	—	768

Total Debt	107,364	768
Less Current Portion	(9,593)	(768)

Total Long-term Debt	$97,771	$—

Credit Facilities: In connection with our acquisition of the AFC Business, discussed in Note 2, on November 30, 2005, we entered into a $75,000 first lien credit agreement (the “First Lien Credit Facility”) with Wachovia Capital Markets, LLC and other lenders. We also entered into a $20,000 second lien credit agreement (the “Second Lien Credit Facility,” and together with the First Lien Credit Facility, the “Credit Facilities”) with Wachovia Capital Markets, LLC, and certain other lenders. The Credit Facilities are collateralized by substantially all of our assets and the assets of our domestic subsidiaries.

The First Lien Credit Facility provides for term loans in the aggregate principal amount of $65,000. The term loans will be repaid in twenty consecutive quarterly payments in increasing amounts, with the final payment due and payable on November 30, 2010. The First Lien Credit Facility also provides for a revolving credit line in an aggregate principal amount of up to $10,000 at any time outstanding, which includes a letter of credit sub-facility in the aggregate principal amount of up to $5,000 and a swing-line sub-facility in the aggregate principal amount of up to $2,000. The initial scheduled maturity of the revolving credit line is November 30, 2010. The revolving credit line may be increased by an amount of up to $5,000 within three years from the date of the Credit Facilities.

The Second Lien Credit Facility provides for term loans in the aggregate principal amount of $20,000 with all principal and accrued payment-in-kind (“PIK”) interest due on November 30, 2011. We are required to pay a premium for certain prepayments, if any, of the Second Lien Credit Facility made before November 30, 2008.

The interest rates per annum applicable to loans under the Credit Facilities are, at our option, the Alternate Base Rate (as defined in the Credit Facilities) or LIBOR Rate (as defined in the Credit Facilities) plus, in each case, an applicable margin. Under the First Lien Credit Facility such margin is tied to our total leverage ratio. A portion of the interest payment due under the Second Lien Credit Facility will accrue as PIK interest and is added to the then outstanding principal. In addition, under the revolving credit facility, we will be required to pay (i) a commitment fee in an amount equal to the applicable percentage per annum on the average daily unused amount of the revolving commitments and (ii) other fees related to the issuance and maintenance of the letters of credit issued pursuant to the letters of credit sub-facility. Additionally, we will be required to pay to the administrative agent certain agency fees.

Certain events, including asset sales, excess cash flow, recovery events in respect of property, and debt and equity issuances will require us to make payments on the outstanding obligations under the Credit Facilities. These prepayments are separate from the events of default and any related acceleration described below.

The Credit Facilities include certain negative covenants restricting or limiting our ability to, among other things:
•	incur debt, incur contingent obligations and issue certain types of preferred stock;

•	create liens;

•	pay dividends, distributions or make other specified restricted payments;

•	make certain investments and acquisitions;

•	enter into certain transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with any other entity or sell, assign, transfer, lease, convey or otherwise dispose of assets.
Financial covenants under the Credit Facilities include quarterly requirements (which vary from period to period as defined in the Credit Facilities) for Total Leverage Ratio, First Lien Coverage Ratio, Fixed Charge Coverage Ratio, Consolidated Capital Expenditures and minimum Consolidated EBITDA. As of September 30, 2006, the most restrictive covenants, which are under the First Lien Credit Facility, were Total Leverage Ratio of 3.75:1.0 and First Lien Coverage Ratio of 2.75:1.0. The Credit Facilities also contain usual and customary events of default (subject to certain threshold amounts and grace periods). If an event of default occurs and is continuing, we may be required to repay the obligations under the Credit Facilities prior to their stated maturity and the commitments under the First Lien Credit Facility may be terminated.

On November 30, 2005, we borrowed $65,000 under the First Lien Credit Facility term loan and $20,000 under the Second Lien Credit Facility. Net proceeds of $81,881, after debt issuance costs of $3,119, were used to fund a portion of the AFC Business acquisition price. Debt issue costs are classified as other assets and are amortized over the term of the Credit Facilities using the interest method.

As of September 30, 2006, we had no outstanding borrowings under the First Lien revolving credit line. As of September 30, 2006, we were in compliance with the various covenants contained in the Credit Facilities.

Seller Subordinated Note: In connection with our acquisition of the AFC Business, discussed in Note 2, we issued an unsecured seller subordinated note in the principal amount of $25,500 to Aerojet-General Corporation, a subsidiary of GenCorp. The note accrues PIK Interest at a rate equal to the three-month U.S. dollar LIBOR as from time to time in effect plus a margin equal to the weighted average of the interest rate margin for the loans outstanding under the Credit Facilities, including certain changes in interest rates due to subsequent amendments or refinancing of the Credit Facilities. All principal and accrued and unpaid PIK Interest will be due on November 30, 2012. Subject to the terms of the Credit Facilities, we may be required to repay up to $6,500 of the note and accrued PIK Interest thereon after September 30, 2007. The note is subordinated to the senior debt under or related to the Credit Facilities, our other indebtedness in respect to any working capital, revolving credit or term loans, or any other extension of credit by a bank or insurance company or other financial institution, other indebtedness relating to leases, indebtedness in connection with the acquisition of businesses or assets, and the guarantees of each of the previously listed items, provided that the aggregate principal amount of obligations of the Company or any of our Subsidiaries shall not exceed the greater of (i) the sum of (A) the aggregate principal amount of the outstanding First Lien Obligations (as such term is defined in the Intercreditor Agreement referred to in the Credit Facilities) not in excess of $95,000 plus (B) the aggregate principal amount of the outstanding Second Lien Obligations (as defined in the Intercreditor Agreement) not in excess of $20,000, and (ii) an aggregate principal balance of Senior Debt (as defined in the note) which would not cause the Company to exceed as of the end of any fiscal quarter a Total Leverage Ratio of 4.50 to 1.00 (as such term is defined in, and as such ratio is determined under, the First Lien Credit Facility) (disregarding any obligations in respect of Hedging Agreements (as defined in the First Lien Credit Facility) constituting First Lien Obligations or Second Lien Obligations or any increase in the amount of the Senior Debt resulting from any payment-in-kind interest added to principal each to be disregarded in calculating the aggregate principal amount of such obligations).

Principal maturities (excluding accrued PIK interest and the discount recorded for the Seller Subordinated Note) for term loans under the Credit Facilities and the Seller Subordinated Note are as follows:

Years ending September 30:
2007	$9,595
2008	12,712
2009	5,843
2010	32,431
2011	10,811
Thereafter	39,000

Total	$110,392

Letters of Credit: As of September 30, 2006, we had $2,531 in outstanding standby letters of credit which mature through May 2012. These letters of credit principally secure performance of certain environmental protection equipment sold by us and payment of fees associated with the delivery of natural gas and power.
Interest Rate Swap Agreements: In May 2006, we entered into two interest rate swap agreements, expiring on June 30, 2008, for the purpose of hedging a portion of our exposure to changes in variable rate interest on our Credit Facilities. Under the terms of the swap agreements, which have an aggregate notional amount of $42,175 at September 30, 2006, we pay fixed rate interest and receive variable rate interest based on a specific spread over three-month LIBOR. The differential to be paid or received is recorded as an adjustment to interest expense. The swap agreements do not qualify for hedge accounting treatment. We record an asset or liability for the fair value of the swap agreements, with the effect of marking these contracts to fair value being recorded as an adjustment to interest expense. The aggregate fair value of the swap agreements at September 30, 2006, which is recorded as other long-term liabilities was $314.
7.	EARNINGS (LOSS) PER SHARE

Shares used to compute earnings (loss) per share from continuing operations are as follows for the years ending September 30:

	2006	2005	2004

Income (Loss) from Continuing Operations	$(3,003)	$(10,543)	$929

Basic:
Weighted Average Shares	7,305,000	7,294,000	7,281,000

Diluted:
Weighted Average Shares, Basic	7,305,000	7,294,000	7,281,000
Dilutive Effect of Stock Options	—	—	47,000

Weighted Average Shares, Diluted	7,305,000	7,294,000	7,328,000

Basic Earnings (Loss) per Share from Continuing Operations	$(0.41)	$(1.45)	$0.13
Diluted Earnings (Loss) per Share from Continuing Operations	$(0.41)	$(1.45)	$0.13
As of September 30, 2006 and 2005, we had 515,500 and 523,500, respectively, antidilutive options outstanding. The stock options are antidilutive because we are reporting a loss from continuing operations and the exercise price of certain options exceeds the average fair market value of our stock for the period. These options could be dilutive in future periods if our operations are profitable and our stock price increases.

8.	STOCKHOLDERS’ EQUITY

Preferred Stock and Purchase Rights: We have authorized 3,000,000 shares of preferred stock, of which 125,000 shares have been designated as Series A, and 125,000 shares have been designated as Series B. At September 30, 2006 and 2005, no shares of preferred stock are issued and outstanding.
On August 3, 1999, our Board of Directors adopted a Shareholder Rights Plan and declared a dividend of one preference share purchase right (a “Right”) for each outstanding share of our Common Stock, par value $0.10 per share (the “Common Shares”). The dividend was paid to stockholders of record on August 16, 1999. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series D Participating Preference Stock, par value $1.00 per share, at a price of $24.00 per one one-hundredth of a Preference Share, subject to adjustment under certain circumstances. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 3, 1999, between us and American Stock Transfer & Trust Company, as Rights Agent. The Rights may also, under certain conditions, entitle the holders (other than any Acquiring Person, as defined), to receive our Common Stock, Common Stock of an entity acquiring us, or other consideration, each having a market value of two times the exercise price of each Right.

Three hundred and fifty-thousand (350,000) Preference Shares have been designated as Series D Preference Shares and are reserved for issuance under the Plan. The Rights are redeemable at a price of $0.001 per Right under the conditions provided in the Plan. If not exercised or redeemed (or exchanged by us), the Rights expire on August 2, 2009.

Warrants: In February 1992, we issued $40,000 in Azide Notes with Warrants. The remaining principal balance of the outstanding Azide Notes was repurchased in 1998. The Warrants granted the right to purchase a maximum of 2,857,000 shares of Common Stock at an exercise price of $14.00 per share. We accounted for the proceeds of the financing applicable to the Warrants as temporary capital. The value assigned to the Warrants was determined in accordance with Accounting Principle Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” and was based upon the relative fair value of the Warrants and indebtedness at the time of issuance. The Warrants expired on December 31, 2003 and the amount of the Warrants was transferred to retained earnings on their expiration.

Dividend and Share Repurchase Program: In January 2003, our Board of Directors approved a Dividend and Stock Repurchase Program (the “Program”) which is designed to allocate a portion of our annual free cash flows (as calculated) for the purposes of paying cash dividends and repurchasing our Common Stock. In accordance with the provisions of the Program, on December 18, 2003, our Board of Directors declared a cash dividend of $0.42 per share to stockholders of record on December 29, 2003 for fiscal 2003. The total amount of the cash dividend paid in January 2004 was $3,080. By reason of the application of the program formula, no dividends were paid for fiscal 2004 and 2005. In November 2005, we entered into First and Second Lien Credit Facilities which substantially limits our ability to pay dividends after that date and while borrowings are outstanding under these facilities. In compliance with the Credit Facilities, no dividends were paid in fiscal 2006.

9.	INCOME TAXES

The components of the income tax benefit for continuing operations are as follows for the years ended September 30:

	2006	2005	2004

Current	$(1,179)	$(507)	$(526)
Deferred	(3,121)	(7,860)	(1,634)

Income tax benefit	$(4,300)	$(8,367)	$(2,160)

Deferred tax assets are comprised of the following at September 30:

	2006	2005

Deferred tax assets:
Property	$3,546	$5,763
Intangible assets	6,216	3,951
Pension obligations	2,167	2,095
Environmental remediation reserves	9,613	7,707
Tax credits and carryforwards	785	842
Accrued expenses	1,284	596
Inventory capitalization	652	477
Other	803	—

Subtotal	25,066	21,431
Valuation allowance	(785)	(431)

Deferred tax assets	24,281	21,000

Deferred tax liabilities:
Prepaid expenses	(586)	(239)
Other	(107)	(615)

Deferred tax liabilities	(693)	(854)

Net deferred tax assets	$23,588	$20,146

As of September 30, 2006 and 2005, respectively, we have aggregate operating loss carryforwards of $6,413 and $6,398 for certain U.S. states and $1,649 and $619 for the U.K. We do not anticipate future taxable income in these states or the U.K., and accordingly have provided valuation allowances of $785 and $431 as of September 30, 2006 and 2005, respectively. We have not provided U.S. federal income benefit for the U.K. because we intend to permanently reinvest any earnings from the U.K.
A reconciliation of the federal statutory rate to our effective tax (benefit) rate from continuing operations is as follows for the years ended September 30:

	2006	2005	2004

Federal income tax at the statutory rate	(35.0%)	(35.0%)	(35.0%)
State income tax, net of federal benefit	(3.1%)	(2.5%)	(4.1%)
Nondeductible expenses	1.0%	0.6%	3.7%
Valuation allowance	1.8%	1.3%	40.0%
Change in state income tax rate	(13.7%)	0.0%	0.0%
Basis differences in partnerships	(5.6%)	0.0%	0.0%
Change in deferred tax liability estimate	0.0%	0.0%	(168.7%)
Other	(4.3%)	(8.6%)	(11.4%)

Effective tax rate	(58.9%)	(44.2%)	(175.5%)

The change in deferred tax liability estimate for the year ended September 30, 2004, represents an amount previously recorded for tax contingency reserves. During the fourth quarter of fiscal 2004, we concluded that these tax contingency reserves were no longer required and were reversed. Based on the analysis of deferred income taxes, we revised our estimate for deferred tax liability by approximately $2,100.

10.	EMPLOYEE BENEFIT PLANS

We maintain three defined benefit pension plans which cover substantially all of our U.S. employees, excluding employees of our Aerospace Equipment Segment; the American Pacific Corporation Defined Benefit Pension Plan (“Ampac Plan”), the Ampac Fine Chemical LLC Pension Plan for Salaried Employees (“AFC Salaried Plan”), and the Ampac Fine Chemical LLC Pension Plan for Bargaining Unit Employees (“AFC Bargaining Plan”). Collectively, these three plans are referred to as the “Pension Plan”. The AFC Salaried Plan and the AFC Bargaining Plan were established in connection with our acquisition of the AFC business and include the assumed liabilities for pension benefits to existing employees at the acquisition date. Pension Plan benefits are paid based on an average of earnings, retirement age, and length of service, among other factors. In addition, we have a supplemental executive retirement plan (“SERP”) that includes our former and current Chief

Executive Officer. We use a measurement date of September 30 to account for our Pension Plans and SERP.
We maintain two 401(k) plans in which participating employees may make contributions. One covers substantially all U.S. employees except AFC bargaining unit employees and the other covers AFC bargaining unit employees (collectively, the “401(k) Plans”). We make matching contributions for AFC and Aerospace Equipment U.S. employees. In addition, we make a profit sharing contribution for Aerospace Equipment U.S. employees. We made total contributions of $678 and $204 to the 401(k) Plans during the years ended September 30, 2006 and 2005, respectively.
We provide healthcare and life insurance benefits to substantially all of our employees.
The tables below provide relevant financial information about the Pension Plan and SERP as of and for the fiscal years ended September 30:

	Pension Plan		SERP
	2006	2005	2006	2005

Change in Benefit Obligation:
Benefit obligation, beginning of year	$31,249	$27,099	$2,498	$2,540
Business acquired, AFC	4,464	—	—	—
Service cost	1,863	1,072	—	—
Interest cost	2,024	1,653	140	148
Actuarial (gains) losses	(312)	2,263	(148)	(64)
Benefits paid	(874)	(838)	(126)	(126)

Benefit obligation, end of year	38,414	31,249	2,364	2,498

Change in Plan Assets:
Fair value of plan assets, beginning of year	18,658	16,654	—	—
Business acquired, AFC	3,889	—	—	—
Actual return on plan assets	1,516	1,251	—	—
Employer contributions	1,835	1,591	126	126
Benefits paid	(874)	(838)	(126)	(126)

Fair value of plan assets, end of year	25,024	18,658	—	—

Reconciliation of Funded Status:
Funded status	(13,390)	(12,591)	(2,364)	(2,498)
Unrecognized net actuarial losses	8,477	9,098	365	537
Unrecognized prior service costs	289	347	57	99

Net amount recognized	$(4,624)	$(3,146)	$(1,942)	$(1,862)

Amounts Recognized:
Accrued benefit liabilities	$(6,558)	$(5,646)	$(2,364)	$(2,498)
Prepaid benefit costs	209	—	—	—
Intangible assets	289	347	57	99
Accumulated other comprehensive loss before tax	1,436	2,153	365	537

Net amount recognized	$(4,624)	$(3,146)	$(1,942)	$(1,862)

     The table below provides data for our defined benefit plans as of September 30:

	2006	2005
Plan Assets:
Ampac Plan	$21,112	$18,657
AFC Salaried Plan	2,354	—
AFC Bargaining Plan	1,558	—

Accumulated Benefit Obligation:
Ampac Plan	26,261	24,304
AFC Salaried Plan	2,628	—
AFC Bargaining Plan	1,372	—

Projected Benefit Obligation:
Ampac Plan	33,340	31,249
AFC Salaried Plan	3,702	—
AFC Bargaining Plan	1,372	—
Pension Plan assets include no shares of our common stock. Through consultation with investment advisors, expected long-term returns for each of the plans’ targeted asset classes were developed.

Several factors were considered, including current market data such as yields/price-earnings ratios, and historical market returns over long periods. Using policy target allocation percentages and the asset class expected returns, a weighted average expected return was calculated. The actual and target asset allocation for the Pension Plan is as follows at September 30:

	Target	Actual
	2006	2006	2005

Equity securities	70%	62%	62%
Debt securities	30%	27%	14%
Other	0%	11%	24%

Total	100%	100%	100%

Net periodic pension expense is comprised of the following for the years ended September 30:

	Pension Plan				SERP
	2006	2005	2004	2006	2005	2004

Net Periodic Pension Cost:
Service cost	$1,863	$1,072	$944	$—	$—	$18
Interest cost	2,024	1,653	1,466	140	148	183
Expected return on plan assets	(1,791)	(1,364)	(1,165)	—	—	—
Recognized actuarial losses	584	464	474	24	30	29
Amortization of prior service costs	58	58	58	43	43	43

Net periodic pension cost	$2,738	$1,883	$1,777	$207	$221	$273

Actuarial Assumptions:
Discount rate	6.00%	5.75%	6.00%	6.00%	5.75%	6.00%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
During the year ending September 30, 2007, we expect to contribute $3,620 to the Pension Plan and $126 to the SERP. The table below sets forth expected future benefit payments for the years ending September 30:

	Pension Plan	SERP

Years ending September 30:
2007	$1,214	$126
2008	1,268	307
2009	1,304	307
20010	1,358	307
2011	1,403	307
2012-2016	7,833	1,533
11.	COMMITMENTS AND CONTINGENCIES

Operating Leases: We lease our corporate offices and production facilities for our Aerospace Equipment segment under operating leases with lease periods extending through 2011. Total rental expense under operating leases was $981, $741, and $570 for the years ended September 30, 2006, 2005, and 2004, respectively.

Estimated future minimum lease payments under operating leases as of September 30, 2006, are as follows:

Years ending September 30:
2007	$1,013
2008	904
2009	526
2010	76
2011	4
Thereafter	—

Total	$2,523

Purchase Commitments: Purchase commitments represent obligations under agreements which are not unilaterally cancelable by us, are legally enforceable, and specify fixed or minimum amounts or quantities of goods or services at fixed or minimum prices. As of September 30, 2006, we had no material purchase commitments.

Employee Agreements: We have entered into employment contracts with our Chief Executive Officer and Chief Financial Officer, each with initial durations of three years. Significant contract provisions include annual base salaries, health care benefits, and non-compete provisions. These contracts are primarily “at will” employment agreements, under which we may terminate employment. If we terminate these officers without cause, then we are obligated to pay severance benefits specified in the contracts. In addition, certain other key divisional executives are eligible for severance benefits. Estimated minimum aggregate severance benefits under these agreements are $4,108.
Effective March 25, 2006, the employment of Dr. Seth Van Voorhees, as our Chief Financial Officer, Vice President and Treasurer, terminated. Dr. Van Voorhees was employed by us pursuant to an employment agreement dated December 1, 2005. Under the employment agreement, if we terminated Dr. Van Voorhees without cause or if Dr. Van Voorhees terminated his employment for good reason, Dr. Van Voorhees was entitled to receive severance payments in the form of salary continuation for three years. In addition, all unvested stock options granted to Dr. Van Voorhees would become fully vested. These severance benefits were not available to him if employment was terminated by us for cause, or if Dr. Van Voorhees terminated his employment without good reason. On December 6, 2006, we reached a settlement with Dr. Van Voorhees under which we will pay Dr. Van Voorhees $600 and the parties shall enter into a standard mutual release. In addition, we shall enter into a consulting agreement with Dr. Van Voorhees, for a period of two years, whereby Dr. Van Voorhees may act as a financial advisor to the Company under customary industry terms.
During the second quarter of 2004, we recorded a charge of $2,000, which is included in operating expenses, for estimated costs relating to the separation from us of our then Chief Financial Officer. The separation charge includes: (i) salary and benefits owed under the terms of an employment agreement and other severance costs, (ii) the present value of the estimated amount payable under the terms of the SERP, and (iii) compensation paid in lieu of compensation that would have been payable to him as a Director.
Environmental Matters:
Review of Perchlorate Toxicity by EPA —
Perchlorate (the “anion”) is not currently included in the list of hazardous substances compiled by the Environmental Protection Agency (“EPA”), but it is on the EPA’s Contaminant Candidate List. The EPA has conducted a risk assessment relating to perchlorate, two drafts of which were subject to formal peer reviews held in 1999 and 2002. Following the 2002 peer review, the EPA perchlorate risk assessment together with other perchlorate related science was reviewed by the National Academy of Sciences (“NAS”). This NAS report was released on January 11, 2005. The recommendations contained in this NAS report indicate that human health is protected in drinking water at a level of 24.5 parts per billion (“ppb”). Certain states have also conducted risk assessments and have set preliminary levels from 1 — 14 ppb. The EPA has established a reference dose for perchlorate of .0007 mg/kg/day which is equal to a Drinking Water Equivalent Level (“DWEL”) of 24.5 ppb. A decision as to whether or not to establish a Maximum Contaminate Level (“MCL”) is pending. The outcome of these federal EPA actions, as well as any similar state regulatory action, will influence the number, if any, of potential sites that may be subject to remediation action.
Perchlorate Remediation Project in Henderson, Nevada —
We commercially manufactured perchlorate chemicals at a facility in Henderson, Nevada (the “Ampac Henderson Site”) from 1958 until the facility was destroyed in May 1988, after which we relocated our production to a new facility in Iron County, Utah. Kerr-McGee Chemical Corp (“KMCC”) also operated a perchlorate production facility in Henderson, Nevada from 1967 to 1998. Between 1956 to 1967, American Potash operated a perchlorate production facility at the same site. For many years prior to 1956, other entities also manufactured perchlorate chemicals at that site. In 1998, Kerr-McGee Chemical LLC became the operating entity and it ceased the production of perchlorate at the Kerr McGee Henderson Site. Thereafter, it continued to produce other chemicals at this site until it was recently sold. As a result of a longer production history at Henderson, KMCC and its predecessor operations have manufactured significantly greater amounts of perchlorate over time than we did at the Ampac Henderson Site.
In 1997, the Southern Nevada Water Authority (“SNWA”) detected trace amounts of the perchlorate anion in Lake Mead and the Las Vegas Wash. Lake Mead is a source of drinking water for Southern Nevada and areas of Southern California. Las Vegas Wash flows into Lake Mead from the Las Vegas valley.
In response to this discovery by SNWA, and at the request of the Nevada Division of Environmental Protection (“NDEP”), we engaged in an investigation of groundwater near the Ampac Henderson site and down gradient toward the Las Vegas Wash. That investigation and related characterization which lasted more than six years employed experts in the field of hydrogeology. This investigation concluded that, although there is perchlorate in the groundwater in the vicinity of the Ampac Henderson Site up to 700 ppm, perchlorate from this Site does not materially impact, if at all, water flowing in the Las Vegas Wash toward Lake Mead. It has been well established, however, by data generated by SNWA and NDEP, that perchlorate from the Kerr McGee Henderson Site did materially impact the Las Vegas Wash and Lake Mead. Kerr McGee’s successor, Tronox LLC, operates an ex situ perchlorate groundwater remediation facility at their Henderson site and this facility has had a significant effect on the load of perchlorate entering Lake Mead over the last 5 years. Recent measurements of perchlorate in Lake Mead made by SNWA have been less than 10 ppb.
Notwithstanding these facts, and at the direction of NDEP and EPA, we conducted investigation of remediation technologies for perchlorate in groundwater with the intention of remediating groundwater near the Ampac Henderson Site. The technology that was chosen as most efficient and appropriate is in situ bioremediation (“ISB”). The technology reduces perchlorate in the groundwater by precise addition of an appropriate carbon source to the groundwater itself while it is still in the ground (as opposed to an above ground, more conventional, ex situ process). This induces naturally occurring organisms in the groundwater to reduce the perchlorate among other oxygen containing compounds.
In 2002, we conducted a pilot test in the field of the ISB technology and it was successful. On the basis of the successful test and other evaluations, in fiscal 2005 we submitted a Work Plan to NDEP for the construction of a Leading Edge Remediation Facility (“Athens System”) near the Ampac Henderson Site. The conditional approval of the Work Plan by NDEP in our third quarter of fiscal 2005 allowed us to generate estimated costs for the installation and operation of the Leading Edge and Source Remediation Facilities that will address perchlorate from the Ampac Henderson Site. We commenced construction of the Athens System in July 2005. In June 2006, we began operations of an interim Athens System that is, as of July 2006, reducing perchlorate concentrations in system extracted groundwater in Henderson. The permanent Athens System plant began operation in December 2006. The permanent facility will increase remediation capacity over the temporary facility.
Henderson Site Environmental Remediation Reserve —
During our fiscal 2005 third quarter, we recorded a charge for $22,400 representing our estimate of the probable costs of our remediation efforts at the Henderson Site, including the costs for equipment, operating and maintenance costs, and consultants. Key factors in determining the total estimated cost include an estimate of the speed of groundwater entering the treatment area, which was then used to estimate a project life of 45 years, as well as estimates for capital expenditures and annual operating and maintenance costs. The project consists of two primary phases; the initial construction of the remediation equipment and the operating and maintenance phase. We commenced the construction phase in late fiscal 2005, completed an interim system in June 2006, and completed the permanent facility in December 2006. During our fiscal 2006, we increased our total cost estimate for the construction phase by $3,600 due primarily to changes in the engineering designs, delays in receiving permits and the resulting extension of construction time. These estimates are based on information currently available to us and may be subject to material adjustment upward or downward in future periods as new facts or circumstances may indicate.
A summary of our environmental reserve activity for the year ended September 30, 2006 is shown below:

Balance, September 30, 2005	$20,587
Additions or adjustments	3,600
Expenditures	(6,676)

Balance, September 30, 2006	$17,511

DTSC Matters —
The California Department of Toxic Substances Control (DTSC) contended that the AFC Business’ neutralization or stabilization of several liquid stream processes within a closed loop manufacturing system constitutes treatment of a hazardous waste without the required authorizations from DTSC. We disagree. On September 2, 2005, the DTSC Inspector issued an Inspection Report relevant to the DTSC’s June 2004 inspection of the AFC Business’ facility. The Inspection Report concluded that the referenced activities constitute treatment of hazardous waste and directed Aerojet Fine Chemicals to submit an application for a permit modification to treat hazardous waste.
On November 28, 2005, AFC and DTSC entered into a Consent Agreement (“Consent Agreement”) which, effective upon close of the sale of the AFC Business to us, authorizes AFC to continue operations for up to two years while the parties resolve whether the manufacturing processes are exempt from regulation by the DTSC. The Consent Agreement is deemed a full settlement of the DTSC Allegations and any other violations that could have been brought against AFC based upon information known to DTSC on the date of the Consent Agreement.
In September 2006, the Governor of California signed AB 2155, legislation sponsored by AFC, which specifically exempts the manufacturing operations described in the Consent Agreement from DTSC’s hazardous waste permitting requirements. The exemption for these operations will take affect on January 1, 2007.
Other AFC Environmental Matters —
AFC’s facility is located on land leased from Aerojet. The leased land is part of a tract of land owned by Aerojet designated as a “Superfund Site” under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). The tract of land had been used by Aerojet and affiliated companies to manufacture and test rockets and related equipment since the 1950s. Although the chemicals identified as contaminants on the leased land were not used by Aerojet Fine Chemicals as part of its operations, CERCLA, among other things, provides for joint and severable liability for environmental liabilities including, for example, the environmental remediation expenses.
As part of the agreement to sell the AFC Business, an Environmental Indemnity Agreement was entered into whereby GenCorp agreed to indemnify us against any and all environmental costs and liabilities arising out of or resulting from any violation of environmental law prior to the effective date of the sale, or any release of hazardous substances by the AFC Business, Aerojet or GenCorp on the AFC premises or Aerojet’s Sacramento site prior to the effective date of the sale.
On November 29, 2005, EPA Region IX provided us with a letter indicating that the EPA does not intend to pursue any clean up or enforcement actions under CERCLA against future lessees of the Aerojet Fine Chemicals property for existing contamination, provided that the lessees do not contribute to or do not exacerbate existing contamination on or under the Aerojet Superfund site.
Other Matters:

We are from time to time involved in other claims or lawsuits. We believe that current claims or lawsuits against us, individually and in the aggregate, will not have a material adverse effect on our financial condition, cash flows or results of operations.

12.	SEGMENT INFORMATION

We report our business in four operating segments: Specialty Chemicals, Fine Chemicals, Aerospace Equipment and Other Businesses. These segments are based upon business units that offer distinct products and services, are operationally managed separately and produce products using different production methods. Segment operating profit includes all sales and expenses directly associated with each segment. Environmental remediation charges, corporate general and administrative costs, which consist primarily of executive, investor relations, accounting, human resources and information technology expenses, and interest are not allocated to segment operating results.

During fiscal 2006, we revised our method to measure segment operating results to a method management believes is a more meaningful measure of segment performance. Effective January 1, 2006, general corporate expenses are not allocated to our operating segments. Effective April 1, 2006, environmental remediation charges are not charged to our operating segments. Other environmental related costs, such as evaluation and on-going compliance at our various facilities continue to be allocated to segment results. Prior to the effective dates, we had included an allocation of corporate expenses to our operating segments and environmental remediation charges were allocated to our Specialty Chemicals segment. All periods presented have been reclassified to reflect our current method to measure segment operating results.

Specialty Chemicals: Our Specialty Chemicals segment manufactures and sells: (i) perchlorate chemicals, used principally in solid rocket propellants for the space shuttle and defense programs, (ii) sodium azide, a chemical used in pharmaceutical manufacturing and historically used principally in the inflation of certain automotive airbag systems, and (iii) Halotron®, clean gas fire extinguishing agents designed to replace halons.

In June 2006, our board of directors approved and we committed to a plan to sell ESI, based on our determination that ESI’s product lines were no longer a strategic fit with our business strategies. The sale was completed effective September 30, 2006. Revenues and expenses associated with ESI’s operations are presented as discontinued operations for all periods presented. ESI, which manufactures and distributes packaged explosives, was formerly reported within our Specialty Chemicals segment (See Note 14).

One perchlorates customer accounted for 18%, 50% and 51% of our consolidated revenues for the years ending September 30, 2006, 2005, and 2004, respectively.

Fine Chemicals: On November 30, 2005, we created a new operating segment, Fine Chemicals, to report the financial performance of AFC (See Note 2). AFC is a manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for commercial customers in the pharmaceutical industry, involving high potency compounds, energetic and nucleoside chemistries, and chiral separation.

We had one Fine Chemicals customer that accounted for 28% of our consolidated revenues for the year ended September 30, 2006.

Aerospace Equipment: On October 1, 2004, we created a new operating segment, Aerospace Equipment, to report the financial performance of our ISP business (see Note 2). The ISP business manufactures and sells in-space propulsion systems, thrusters (monopropellant or bipropellant) and propellant tanks.

Other Businesses: Our Other Businesses segment contains our water treatment equipment and real estate activities. Our water treatment equipment business designs, manufactures and markets systems for the control of noxious odors, the disinfection of water streams and the treatment of seawater. As of our fiscal year 2005, we had completed all planned sales of our improved land in the Gibson Business Park (near Las Vegas, Nevada) and we do not anticipate significant real estate sales activity in future financial reporting periods.
The following provides financial information about our segment operations for the years ended September 30:

	2006	2005	2004

Revenues:
Specialty Chemicals	$46,450	$49,936	$49,459
Fine Chemicals	74,026	—	—
Aerospace Equipment	17,394	12,429	—
Other Businesses	4,034	5,448	1,999

Total Revenues	$141,904	$67,813	$51,458

Segment Operating Income (Loss):
Specialty Chemicals	$14,755	$12,504	$12,232
Fine Chemicals	7,245	—	—
Aerospace Equipment	802	95	—
Other Businesses	264	3,300	316

Total Segment Operating Income (Loss)	23,066	15,899	12,548
Corporate Expenses	(16,407)	(13,807)	(14,472)
Environmental Remediation Charges	(3,600)	(22,400)	—
Interest and Other Income (Expense), Net	(10,362)	1,398	693

Loss from Continuing Operations before Tax	$(7,303)	$(18,910)	$(1,231)

Depreciation and Amortization:
Specialty Chemicals	$5,149	$5,080	$4,908
Fine Chemicals	14,379	—	—
Aerospace Equipment	93	16	—
Other Businesses	11	20	—
Corporate	549	523	516

Total	$20,181	$5,639	$5,424

Capital Expenditures:
Specialty Chemicals	$816	$1,351	$127
Fine Chemicals	13,486	—	—
Aerospace Equipment	414	236	—
Other Businesses	2	—	—
Corporate	300	99	343

Total	$15,018	$1,686	$470

Assets, at year end:
Specialty Chemicals	$23,934	$29,183	$42,985
Fine Chemicals	158,151	—	—
Aerospace Equipment	9,411	9,865	—
Other Businesses	4	3,850	3,316
Corporate	47,955	72,102	55,275

Total	$239,455	$115,000	$101,576

Substantially all of our operations are located in the United States. Our operations in the U.K. are not material in terms of both operating results and assets. Export sales, consisting mostly of fine chemical and water treatment equipment sales, represent 19% of our consolidated revenues for the year ended September 30, 2006, with no single country accounting for more than 10% of our consolidated revenues. Export sales for the years ended September 30, 2005 and 2004 were less than 10% of consolidated revenues.

13.	INTEREST AND OTHER INCOME

Interest and other income consists of the following:

	2006	2005	2004

Interest Income	$459	$636	$623
Real Estate Partnership Income	580	762	—
Other	30	—	70

	$1,069	$1,398	$693

We owned a 70% interest as general and limited partner in Gibson Business Park Associates 1986-I (the “Partnership”), a real estate development limited partnership. The remaining 30% limited partners include certain current and former members of our Board of Directors. The Partnership, in turn, owned a 33% limited partner interest in 3770 Hughes Parkway Associates Limited Partnership, a Nevada limited partnership (“Hughes Parkway”). Hughes Parkway owns the building in which we lease office space in Las Vegas, Nevada.

During the year ended September 30, 2005, we received a cash distribution of $762 from the Partnership which is recorded as other income.

In October 2005, the Partnership sold its interest in Hughes Parkway, which resulted in a net gain and cash distribution to us of $2,395. Concurrent with, and as a condition of, the sale of the Partnership’s interest in Hughes Parkway, we renewed our office space lease through February 2009. We accounted for the transaction as a sale leaseback. Accordingly, we deferred a gain totaling $1,815 representing the present value of future lease payments. We amortize the deferred gain (as a reduction of rental expense), using the straight-line method over the term of the lease. We recognized the remaining gain of $580, which is reported in interest and other income for the year ended September 30, 2006.

14.	DISCONTINUED OPERATIONS

In June 2006, our board of directors approved and we committed to a plan to sell ESI, based on our determination that ESI’s product lines were no longer a strategic fit with our business strategies. Revenues and expenses associated with ESI’s operations are presented as discontinued operations for all periods presented. ESI was formerly reported within our Specialty Chemicals segment.

Effective September 30, 2006, we completed the sale of our interest in ESI for $7,510, which, after deducting direct expenses, resulted in a gain on the sale before income taxes of $258. The ESI sale proceeds are reflected as a note receivable as of September 30, 2006 and we collected the amount in full in October 2006.

Summarized financial information for ESI is as follows:

	2006	2005	2004

Revenues	$13,285	$15,534	$8,031
Discontinued Operations:
Operating loss before tax	(813)	(1,008)	(899)
Benefit for income tax	(258)	(306)	(342)

Net loss from discontinued operations	(555)	(702)	(557)

Gain (Loss) on Sale of Discontinued Operations:
Gain on sale of discontinued operations before tax	258	—	—
Income tax expense	594	—	—

Net loss on sale of discontinued operations	(336)	—	—

	$(891)	$(702)	$(557)

15.	GUARANTOR SUBSIDIARIES

On February 6, 2007, American Pacific Corporation, a Delaware Corporation (“Parent”) issued and sold $110,000 aggregate principal amount of 9.0% Senior Notes due February 1, 2015 (the “Senior Notes”). The Senior Notes accrue interest at a rate per annum equal to 9.0%, to be payable semi-annually in arrears on each February 1 and August 1, beginning on August 1, 2007.

In connection with the issuance of the Senior Notes, the Company’s U.S. subsidiaries (“Guarantor Subsidiaries”) jointly, fully, severally, and unconditionally guaranteed the Senior Notes. The Company’s sole foreign subsidiary (“Non-Guarantor Subsidiary”) is not a guarantor of the Senior Notes. The Parent has no independent assets or operations. The Non-Guarantor Subsidiary was acquired on October 1, 2005, and, accordingly, has no operations or cash flows for the year ended September 30, 2004. The following presents condensed consolidating financial information separately for the Parent, Guarantor Subsidiaries and Non-Guarantor Subsidiary:

Condensed Consolidating Balance Sheet -		Guarantor	Non-Guarantor
September 30, 2006	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Assets:
Cash and Cash Equivalents	$—	$6,758	$114	$—	$6,872
Accounts Receivable	—	19,253	1,040	(819)	19,474
Notes Receivable	—	7,510	—	—	7,510
Inventories	—	39,152	603	—	39,755
Prepaid Expenses and Other Assets	—	1,745	100	—	1,845
Deferred Income Taxes	—	1,887	—	—	1,887

Total Current Assets	—	76,305	1,857	(819)	77,343
Property, Plant and Equipment, Net	—	119,623	123	—	119,746
Intangible Assets, Net	—	14,237	—	—	14,237
Deferred Income Taxes	—	21,701	—	—	21,701
Other Assets	—	6,428	—	—	6,428
Intercompany Advances	81,389	975	—	(82,364)	—
Investment in Subsidiaries	97,320	56	—	(97,376)	—

Total Assets	$178,709	$239,325	$1,980	$(180,559)	$239,455

Liabilitites and Stockholders’ Equity:
Accounts Payable and Other Current Liabilities	$—	$26,885	$949	$(819)	$27,015
Environmental Remediation Reserves	—	1,631	—	—	1,631
Deferred Revenues	—	5,683	—	—	5,683
Intercompany Advances	—	81,389	975	(82,364)	—
Current Portion of Debt	9,422	171	—	—	9,593

Total Current Liabilities	9,422	115,759	1,924	(83,183)	43,922
Long-Term Debt	97,403	368	—	—	97,771
Environmental Remediation Reserves	—	15,880	—	—	15,880
Other Long-Term Liabilities	—	9,998	—	—	9,998

Total Liabilities	106,825	142,005	1,924	(83,183)	167,571
Total Stockholders’ Equity	71,884	97,320	56	(97,376)	71,884

Total Liabilities and Stockholders’ Equity	$178,709	$239,325	$1,980	$(180,559)	$239,455

Condensed Consolidating Balance Sheet -		Guarantor	Non-Guarantor
September 30, 2005	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Assets:
Cash and Cash Equivalents	$—	$37,079	$134	$—	$37,213
Accounts Receivable	—	12,304	984	(716)	12,572
Inventories	—	13,437	381	—	13,818
Prepaid Expenses and Other Assets	—	1,277	88	—	1,365
Deferred Income Taxes	—	834	—	—	834

Total Current Assets	—	64,931	1,587	(716)	65,802
Property, Plant and Equipment, Net	—	15,618	28	—	15,646
Intangible Assets, Net	—	9,763	—	—	9,763
Deferred Income Taxes	—	19,312	—	—	19,312
Other Assets	—	4,477	—	—	4,477
Intercompany Advances	—	259	—	(259)	—
Investment in Subsidiaries	74,669	560	—	(75,229)	—

Total Assets	$74,669	$114,920	$1,615	$(76,204)	$115,000

Liabilitites and Stockholders’ Equity:
Accounts Payable and Other Current Liabilities	$—	$9,960	$796	$(716)	$10,040
Environmental Remediation Reserves	—	4,967	—	—	4,967
Deferred Revenues	—	792	—	—	792
Intrecompany Advances	—	—	259	(259)	—
Current Portion of Debt	—	768	—	—	768

Total Current Liabilities	—	16,487	1,055	(975)	16,567
Long-Term Debt	—	—	—	—	—
Environmental Remediation Reserves	—	15,620	—	—	15,620
Other Long-Term Liabilities	—	8,144	—	—	8,144

Total Liabilities	—	40,251	1,055	(975)	40,331
Total Stockholders’ Equity	74,669	74,669	560	(75,229)	74,669

Total Liabilities and Stockholders’ Equity	$74,669	$114,920	$1,615	$(76,204)	$115,000

Condensed Consolidating Statement of Operations -		Guarantor	Non-Guarantor
Year Ended September 30, 2006	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Revenues	$—	$140,694	$1,573	$(363)	$141,904
Cost of Revenues	—	95,935	1,471	(363)	97,043

Gross Profit	—	44,759	102	—	44,861
Operating Expenses	—	37,572	630	—	38,202
Environmental Remediation Charges	—	3,600	—	—	3,600

Operating Income (Loss)	—	3,587	(528)	—	3,059
Interest and Other Income	11,409	1,065	4	(11,409)	1,069
Interest Expense	11,409	11,431	—	(11,409)	11,431

Loss from Continuing Operations before Income Tax and Equity Account for Subsidiaries	—	(6,779)	(524)	—	(7,303)
Income Tax Benefit	—	(4,259)	(41)	—	(4,300)

Loss from Continuing Operations before Equity Account for Subsidiaries	—	(2,520)	(483)	—	(3,003)
Equity Account for Subsidiaries	(3,003)	—	—	3,003	—

Net Loss from Continuing Operations	$(3,003)	$(2,520)	$(483)	$3,003	$(3,003)

Condensed Consolidating Statement of Operations -		Guarantor	Non-Guarantor
Year Ended September 30, 2005	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Revenues	$—	$65,136	$2,677	$—	$67,813
Cost of Revenues	—	41,094	2,822	—	43,916

Gross Profit	—	24,042	(145)	—	23,897
Operating Expenses	—	21,582	223	—	21,805
Environmental Remediation Charges	—	22,400	—	—	22,400

Operating Loss	—	(19,940)	(368)	—	(20,308)
Interest and Other Income	—	1,394	4	—	1,398
Interest Expense	—	—	—	—	—

Loss from Continuing Operations before Income Tax and Equity Account for Subsidiaries	—	(18,546)	(364)	—	(18,910)
Income Tax Benefit	—	(8,367)	—	—	(8,367)

Loss from Continuing Operations before Equity Account for Subsidiaries	—	(10,179)	(364)	—	(10,543)
Equity Account for Subsidiaries	(10,534)	—	—	10,543	—

Net Loss from Continuing Operations	$(10,534)	$(10,179)	$(364)	$10,543	$(10,543)

Condensed Consolidating Statement of Operations -		Guarantor	Non-Guarantor
Year Ended September 30, 2004	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Revenues	$—	$51,458	$—	$—	$51,458
Cost of Revenues	—	34,402	—	—	34,402

Gross Profit	—	17,056	—	—	17,056
Operating Expenses	—	18,980	—	—	18,980

Operating Loss	—	(1,924)	—	—	(1,924)
Interest and Other Income	—	693	—	—	693
Interest Expense	—	—	—	—	—

Loss from Continuing Operations before Income Tax and Equity Account for Subsidiaries	—	(1,231)	—	—	(1,231)
Income Tax Benefit	—	(2,160)	—	—	(2,160)

Income from Continuing Operations before Equity Account for Subsidiaries	—	929	—	—	929
Equity Account for Subsidiaries	929	—	—	(929)	—

Net Income from Continuing Operations	$929	$929	$—	$(929)	$929

Condensed Consolidating Statement of Cash Flows -		Guarantor	Non-Guarantor
Year Ended September 30, 2006	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Net cash provided (used) by operating activities	$—	$10,114	$(624)	$—	$9,490

Cash Flows from Investing Activities:					—
Acquisition of businesses	—	(108,011)	—	—	(108,011)
Capital expenditures	—	(14,906)	(112)	—	(15,018)
Proceeds from sale of assets	—	2,395	—	—	2,395
Discontinued operations, net	—	(411)	—	—	(411)

Net Cash Used in Investing Activities	—	(120,933)	(112)	—	(121,045)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	85,000	—	—	—	85,000
Payments of long-term debt	(650)	(28)	—	—	(678)
Debt issuance costs	(3,119)	—	—	—	(3,119)
Issuance of common stock	158	—	—	—	158
Intercompany advances, net	(81,389)	80,673	716	—	—
Discontinued operations, net	—	(147)	—	—	(147)

Net Cash Provided by Financing Activities	—	80,498	716	—	81,214

Net Change in Cash and Cash Equivalents	—	(30,321)	(20)	—	(30,341)
Cash and Cash Equivalents, Beginning of Year	—	37,079	134	—	37,213

Cash and Cash Equivalents, End of Year	$—	$6,758	$114		$ - $6,872

Condensed Consolidating Statement of Cash Flows -		Guarantor	Non-Guarantor
Year Ended September 30, 2005	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Net cash provided (used) by operating activities	$—	$19,245	$(92)	$—	$19,153

Cash Flows from Investing Activities:					—
Acquisition of businesses	—	(4,505)	—	—	(4,505)
Capital expenditures	—	(1,656)	(30)	—	(1,686)
Discontinued operations, net	—	212	—	—	212

Net Cash Used in Investing Activities	—	(5,949)	(30)	—	(5,979)

Cash Flows from Financing Activities:
Issuance of common stock	24	—	—	—	24
Intercompany advances, net	(24)	(232)	256	—	—
Discontinued operations, net	—	238	—	—	238

Net Cash Provided by Financing Activities	—	6	256	—	262

Net Change in Cash and Cash Equivalents	—	13,302	134	—	13,436
Cash and Cash Equivalents, Beginning of Year	—	23,777	0	—	23,777

Cash and Cash Equivalents, End of Year	$—	$37,079	$134	$—	$37,213

Condensed Consolidating Statement of Cash Flows -		Guarantor	Non-Guarantor
Year Ended September 30, 2004	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated

Net cash provided by operating activities	$—	$1,400	$—	$—	$1,400

Cash Flows from Investing Activities:
Capital expenditures	—	(470)	—	—	(470)
Discontinued operations, net	—	(998)	—	—	(998)

Net Cash Used in Investing Activities	—	(1,468)	—	—	(1,468)

Cash Flows from Financing Activities:
Issuance of common stock	2,291	—	—	—	2,291
Treasury stock acquired	(2,752)	—	—	—	(2,752)
Dividends	(3,080)	—	—	—	(3,080)
Intercompany advances, net	3,541	(3,541)	—	—	—
Discontinued operations, net	—	246	—	—	246

Net Cash Used by Financing Activities	—	(3,295)	—	—	(3,295)

Net Change in Cash and Cash Equivalents	—	(3,363)	—	—	(3,363)
Cash and Cash Equivalents, Beginning of Year	—	27,140	—	—	27,140

Cash and Cash Equivalents, End of Year	$—	$23,777	$—	$—	$23,777